Exhibit 99.1

BIOHAVEN PHARMACEUTICALS REPORTS SECOND QUARTER 2017 FINANCIAL AND BUSINESS RESULTS

August 14, 2017

•                  Oral CGRP-receptor antagonist and glutamate platforms remain on-track or ahead of timelines

•                  Commenced enrollment and dosing in the Company’s two pivotal Phase 3 clinical trials with rimegepant for the acute treatment of migraine

•                  Completed randomization in Phase 2/3 trial with trigriluzole in spinocerebellar ataxia (SCA); Topline results advanced by one quarter and now expected in 4Q 2017

•                  Fast-track designation received from FDA for trigriluzole in SCA

•                  Orphan Drug Designation received from FDA for BHV-5000 in Rett syndrome

•                  Key talent added to leadership team and Board of Directors

NEW HAVEN, Conn., Aug. 14, 2017 /PRNewswire/ — Biohaven Pharmaceutical Holding Company Ltd. (NYSE: BHVN), a clinical-stage biopharmaceutical company with a portfolio of innovative, late-stage product candidates targeting neurological diseases, including rare disorders, today reported financial results for the quarter ended June 30, 2017, and provided a review of recent accomplishments and anticipated upcoming milestones.

“Biohaven continued to make significant progress in the second quarter of 2017 as we drive our development programs forward and prepare for the potential commercialization of multiple first-in-class and best-in-class products,” said Vlad Coric, M.D., CEO of Biohaven. “In our CGRP-receptor antagonist platform, we are now underway with both of our pivotal Phase 3 clinical trials evaluating the safety and efficacy of rimegepant as an acute treatment for patients with migraine; and in our glutamate modulation platform, we are very pleased to announce that topline data from our Phase 2/3 clinical trial of trigriluzole in spinocerebellar ataxia is now advanced to the fourth quarter of this year, earlier than we had previously expected. Importantly, we continue to maintain tight financial control as we progress our key pipeline programs on or ahead of schedule, and simultaneously establish our initial commercial and business operations.”

Second Quarter and Recent Business Highlights

CGRP-Receptor Antagonist Platform — Recent Milestones and Next Steps

•                  Rimegepant Phase 3 clinical trials commenced— In July, Biohaven announced that it commenced enrollment and dosing in both the first and the second of two pivotal Phase 3 clinical trials to evaluate the safety and efficacy of orally-dosed rimegepant (BHV-3000), a small-molecule, new chemical entity (NCE), for the acute treatment of patients with migraine. The co-primary endpoints of the trials are freedom from pain at two hours post-dosing and a demonstrated effect on the patient’s most bothersome symptom (nausea, photophobia or phonophobia) at two hours post-dosing.

•                  BHV-3500 program progresses toward IND—The Company continues to progress toward filing an investigational new drug application (IND) later this year for BHV-3500, our third-generation small molecule CGRP-receptor antagonist, as a preventive treatment for patients with episodic and chronic migraine.

Glutamate Modulation Platform — Recent Milestones and Next Steps

•                  Trigriluzole topline Phase 2/3 clinical trial data now expected earlier than anticipated—In August, Biohaven announced that it has commenced dosing of all 141 randomized patients with SCA in its Phase 2/3 trial of trigriluzole (BHV-4157), an NCE prodrug. As a result, Biohaven now expects to receive topline results from the study in the fourth quarter of 2017, earlier than previously expected. SCA is a rare, debilitating, genetic neurodegenerative disorder with no currently approved drug treatments.

•                  Trigriluzole received Fast Track Designation—In May, the Company announced that trigriluzole had received Fast Track Designation from the U.S. Food and Drug Administration (FDA) for the treatment of patients with SCA. In addition, trigriluzole previously received Orphan Drug Designation from the FDA.

•                  BHV-5000 received Orphan Drug Designation and progresses toward Phase 1 trial—In July, the FDA granted Orphan Drug Designation to BHV-5000, an NCE, for the treatment of patients with Rett syndrome, a rare and severe genetic neurodevelopmental disorder, for which there are currently no approved drug therapies. The Company expects to commence a Phase 1 pharmacokinetic trial with BHV-5000 this year.

•                  BHV-0223 program progresses toward bioequivalence study—The Company continues to prepare for a bioequivalence study with BHV-0223, an NCE sub-lingual formulation of riluzole, as a potential treatment for patients with amyotrophic lateral sclerosis (ALS). The Company expects to commence a bioequivalence study with BHV-0223 this year.

Key talent added to leadership team and Board of Directors

•                  Elyse Stock, M.D. joined the company as Chief of Portfolio Strategy and Development in June.  Dr. Stock was most recently Vice-President Global Development Leader at Bristol-Myers Squibb (BMS), where she worked for the last 19 years in various positions developing numerous investigational agents across multiple therapeutic areas including neuroscience, oncology, immunology and cardiovascular disease. She has more than 30 years of clinical and drug development experience, and has led numerous large and complex cross functional programs for both biologics and small molecules across all stages of development.

•                  St. John (Donnie) McGrath, M.D., was appointed as Chief of Corporate Strategy and Business Development in June. Immediately prior to joining Biohaven, Dr. McGrath served as Vice President of Business Development and Head of Search Evaluation at BMS. During his leadership role in the business development group at BMS, over 50 major transactions were completed in the therapeutic areas of oncology, neuroscience, cardiovascular, fibrosis, immuno-science, virology, and genetically-defined diseases. In addition, Dr. McGrath was responsible for overseeing BMS’ venture capital investment portfolio and provided leadership for all global external partnering activities. Dr. McGrath will lead Biohaven’s external business relationships and drive corporate strategy.

•                  In August, Julia P. Gregory, M.B.A., was appointed as the seventh member of Biohaven’s Board of Directors. Ms. Gregory brings Biohaven more than 17 years of financial and strategic biotech development experience, as well as extensive investment banking experience, and has served as a CEO, CFO, and a director of other top-tier biopharmaceutical companies.

Second Quarter and First Half 2017 Financial Results

Cash Position: Cash as of June 30, 2017 was $204.3 million, compared to $52.3 million as of March 31, 2017. This increase primarily reflects the gross proceeds of approximately $194 million from the Company’s initial public offering in May, partially offset by costs related to the offering and operating expenses during the quarter.

R&D Expenses: Research and development (R&D) expenses for the three and six months ended June 30, 2017, were $21.0 million and $31.8 million, respectively, compared to $5.7 million and $8.1 million for the same periods in 2016. The increases primarily reflect continued investment in Biohaven’s clinical development strategy, manufacturing for product candidates, and planned growth of its development operations organization. In addition, R&D expenses includes increased non-cash incentive-based compensation.

G&A Expenses:  General and administrative (G&A) expenses for the three and six months ended June 30, 2017, were $4.2 million and $8.0 million, respectively, compared to $1.1 million and $1.7 million for the same periods in 2016. The increases primarily reflect the full period impact of the Company’s management and administrative functions, impact of non-cash incentive-based compensation, and share appreciation of non-cash incentive-based compensation, and increases in professional fees related to the preparation, audit and review of the Company’s historical financial statements.

Net Loss:  The Company reported a net loss attributable to common shareholders for the three and six months ended June 30, 2017 of ($46.4) million, or ($1.78) per share, and ($69.2) million, or ($3.54) per share, respectively, compared to ($6.8) million, or ($0.55) per share, and ($9.8) million, or ($0.81) per share for the same periods in 2016.   The losses were in line with the Company’s expectations, and reflect acceleration of development programs as well as growth of the Company’s leadership and development organizations.

“Biohaven’s development and organizational plans continue to track in-line or ahead of our objectives and timelines in the second quarter of 2017, while maintaining strong fiscal discipline with all of our development programs and other operating expenses,” said Jim Engelhart, CFO of Biohaven.

About Biohaven

Biohaven is a clinical-stage biopharmaceutical company with a portfolio of innovative, late-stage product candidates targeting neurological diseases, including rare disorders. Biohaven has combined internal development and research with intellectual property licensed from companies and institutions including Bristol-Myers Squibb Company, AstraZeneca AB, Yale University, Catalent, Rutgers, ALS Biopharma LLC and Massachusetts General Hospital. Currently, Biohaven’s lead development programs include multiple compounds across its CGRP receptor antagonist and glutamate modulation platforms. The company’s common shares are listed on the New York Stock Exchange and traded under the ticker symbol BHVN. More information about Biohaven is available at www.biohavenpharma.com.

Forward-Looking Statements

This news release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve substantial risks and uncertainties, including statements that are based on the current expectations and assumptions of the Company’s management. All statements, other than statements of historical facts, included in this press release, including the Company’s timing of the expected data readouts from the Company’s studies and clinical trials, the timing of the commencement of planned clinical trials, the potential results of the trials and the potential of the Company’s product candidates to be best-in-class or first-in-class treatment options, are forward-looking statements. The use of certain words, including the “believe” and “will” and similar expressions are intended to identify forward-looking statements. The Company may not actually achieve the plans and objectives disclosed in the forward-looking statements and you should not place undue reliance on the Company’s forward-looking statements. Various important factors could cause actual results or events to differ materially from those that may be expressed or implied by our forward-looking statements, including uncertainties relating to the future clinical success of the Company’s product candidates. Additional important factors to be considered in connection with forward-looking statements are described in the “Risk Factors” section of the Company’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on June 16, 2017. The forward-looking statements are made as of this date and the Company does not undertake any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

For further information, contact Dr. Vlad Coric, the Chief Executive Officer at Vlad.Coric@biohavenpharma.com